EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-35101) of Northwest Pipeline Corporation and in the related Prospectus of our report dated March 14, 2005, with respect to the financial statements and schedule of Northwest Pipeline Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Houston, Texas
March 14, 2005